UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 25, 2014

REGADO BIOSCIENCES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35953	03-0422069
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Mountain Boulevard, Basking Ridge, New Jersey 07920

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code (908) 580-2100

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer

The Company announced that its board of directors appointed R. Don Elsey, age 61, to serve as the Company’s Senior Vice President, Finance and Chief Financial Officer, effective as of May 5, 2014.

Prior to joining the Company, from December 2012 to February 2014 Mr. Elsey served as chief financial officer of LifeCell, Inc., a privately held regenerative medicine company. From June 2005 to December 2012, he served in numerous finance capacities, most recently as senior vice president and chief financial officer, at Emergent BioSolutions Inc., a publicly held biopharmaceutical company. He served as the director of finance and administration at IGEN International, Inc., a publicly held biotechnology company, and its successor BioVeris Corporation, from April 2000 to June 2005. Prior to joining IGEN, Mr. Elsey served as director of finance at Applera, a genomics and sequencing company, and in several finance positions at International Business Machines, Inc. Mr. Elsey serves on the board of directors of RegeneRx Biopharmaceuticals, a publicly traded biopharmaceuticals company. He received an M.B.A. in finance and a B.A. in economics from Michigan State University. Mr. Elsey is a certified management accountant.

Mr. Elsey has no family relationship with any director or officer of the Company, or any person nominated or chosen by the Company to become a director or executive officer.

On April 25, 2014, the Company and Mr. Elsey entered into an employment agreement (the “Employment Agreement”), which takes effect as of May 5, 2014. The Employment Agreement provides for, among other things: (i) an initial annual base salary of $350,000, (ii) eligibility for an annual target cash bonus of up to 35% of annual base salary, based on the achievement of certain individual and corporate objectives as established by the board of directors or compensation committee for each year, (iii) reimbursement of reasonable expenses for travel between his place of residence in Maryland and our office in Basking Ridge, New Jersey and for lodging in the Basking Ridge area, of up to $25,000 per year, (vi) in the event we terminate Mr. Elsey’s employment without “Cause” (as defined in the Employment Agreement) or in the event that Mr. Elsey resigns for “Good Reason” (as defined in the Employment Agreement) within 12 months following a Change in Control (as defined in the Employment Agreement), payments equal to the sum of 12 months of base salary and the target annual bonus payable bimonthly in accordance with customary payroll practices and continuation of health insurance benefits for 12 months. In addition, if Mr. Elsey is terminated without Cause or resigns for Good Reason, in each case within 12 months following a Change in Control, then all unvested options and other equity awards held by Mr. Elsey at the time that such termination occurs will be accelerated and deemed to have vested in full as of his termination date. Subject to the approval of the Company’s compensation committee at its next meeting, Mr. Elsey will receive an initial option grant exercisable for 250,000 shares of the Company’s common stock, 62,500 of which shall be fully vested as of the date of grant and the remainder of which will vest monthly over three years.

The foregoing summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the complete Employment Agreement, which is attached as Exhibit 10.1 and incorporated herein by reference.

A copy of the Company’s press release announcing the new appointment is attached hereto as Exhibit 99.1.

Appointment as Principal Financial Officer

As Chief Financial Officer, Mr. Elsey will take over the role of principal financial officer of the Company from Christopher Courts, our current Vice President, Finance and principal financial officer. Mr. Courts will remain with the Company in his current role of Vice President, Finance but will cease to be our principal financial officer effective upon commencement of Mr. Elsey’s employment.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Employment Agreement by and between Regado Biosciences, Inc. and R. Don Elsey, dated April 25, 2014.

99.1	Press Release, dated May 1, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGADO BIOSCIENCES, INC.

By:	/s/ David J. Mazzo, Ph.D.
Name:	David J. Mazzo, Ph.D.
Title:	Chief Executive Officer

Date: May 1, 2014

INDEX OF EXHIBITS

Exhibit No.	Description

10.1	Employment Agreement by and between Regado Biosciences, Inc. and R. Don Elsey, dated April 25, 2014.

99.1	Press Release, dated May 1, 2014